Exhibit 4.1(b)
DESCRIPTION OF COMMON STOCK
The following summary of the common stock (the "common stock"), of Luby's, Inc. (the "Company") is based on and qualified by reference to, the Company’s Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws of Luby's Inc. (the "Bylaws"). The summary is not complete and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the "DGCL") for additional information.

General
Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, par value of thirty-two cents ($0.32) per share. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights.
Listing
Our common stock is listed and principally traded on The New York Stock Exchange ("NYSE") under the symbol "LUB."
Transfer Agent
American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.
Voting Rights
The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, matters will generally be decided by a majority of the votes cast.
Board of Directors
Our Certificate of Incorporation provides that the Board of Directors shall consist of not less than nine nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.
Our Certificate of Incorporation provides that directors are elected for one-year terms expiring at the next Annual Meeting of Stockholders and may be removed with or without cause upon the approval of at least 80% of the voting power of all of the shares of the Company.
Our Certificate of Incorporation and Bylaws provide that a vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by a majority of the directors then in office. A vacancy created by an increase in the number of authorized directors may be filled by election at an Annual or Special Meeting of Stockholders called for that purpose or by the Board of Directors for a term of office continuing only until the next election of one or more directors by the stockholders.
Dividend Rights
Holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors and paid in cash, in property, or in shares of the Company.
Rights upon Liquidation
Upon any liquidation or dissolution of the Company, holders of our common stock are entitled to share pro rata in all remaining assets legally available for distribution to stockholders.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect.

Business Combinations. The Certificate of Incorporation provides that certain conditions must be met before the consummation of certain business combinations ("Business Combinations") by the Company or any of its subsidiaries with any stockholder who is directly or indirectly the beneficial owner of more than 10% of the voting power of the outstanding common stock or is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was directly or indirectly the beneficial owner of 10% or more of the voting power of the then outstanding common stock (an "Interested Stockholder"). The affirmative vote of the holders of at least 80% of the voting power of the then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for Business Combinations.
A Business Combination will require only the affirmative vote as required by law or any other provision of the Certificate of Incorporation if all of the conditions specified in either of the following paragraphs (i) and (ii) below are met:

(i)
The Business Combination is approved by a majority of the directors who are unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder.

(ii)	The Business Combination complies with certain "fair price" provisions and procedures.
DGCL Section 203. As a Delaware corporation, the Company is subject to Section 203, or the business combination statute, of the General Corporation Law of the State of Delaware ("DGCL"). Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the business combination statute of the DGCL do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. The Company has not adopted any provision in the Certificate of Incorporation or Bylaws electing not to be governed by the business combination statute of the DGCL. As a result, the statute is applicable to business combinations involving the Company.
Advance Notice and Proxy Access Provisions. Our Bylaws require timely advance notice for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. The chair of the annual meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the applicable procedures and, if any proposed nomination or business is not in compliance with the applicable procedures, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
Rights Agreement
On February 15, 2018, the Board of Directors adopted a rights agreement, dated February 15, 2018, which was subsequently amended on February 11, 2019, (as amended, the "Rights Agreement") and declared a dividend distribution of one right (each, a "Right") for each outstanding share of common stock to stockholders of record at the close of business on February 28, 2018. The purchase price for each whole share of common stock pursuant to the exercise of a Right is initially $12.00 (equivalent to $6.00 for each half of a share of common stock), subject to adjustment. If a person or group acquires 10% or more of the outstanding shares of common stock (including in the form of synthetic ownership through derivative positions), each Right will entitle its holder (other than such person or members of such group) to purchase, for $12.00, a number of shares of common stock having a then-current market value of twice such price. The Rights Agreement exempts any person or group owning 10% or more (35.5% or more in the case of Harris J. Pappas, Christopher J. Pappas and their respective affiliates and associates) of common stock immediately prior to the adoption of the Rights Agreement. However, the Rights will be exercisable if any such person or group acquires any additional shares of common stock (including through derivative positions) other than as a result of equity grants made by the Company to its directors, officers or employees in their capacities as such. The Rights Agreement will expire on February 15, 2020.